Exhibit 99.2

LAWSON SOFTWARE, INC.

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

On June 28, 2002, Lawson Software Limited, a wholly owned subsidiary of Lawson Software, Inc. (Lawson) acquired certain assets of Armature Limited and Armature Group Limited (collectively, Armature) for approximately $7.8 million.  These assets consist of all software applications, related trademarks, technologies, and intangibles, and certain fixed assets. The tangible assets acquired from Armature were used in its business of developing, and providing software applications.  We intend to continue to use the acquired assets in the same capacity.

The unaudited pro forma condensed combined balance sheet is presented as if the transaction had taken place on May 31, 2002. The unaudited pro forma condensed combined statement of operations is presented to reflect the acquisition of Armature as if it had occurred as of June 1, 2001.  The unaudited pro forma condensed financial information is based on the historical financial statements of Lawson and Armature, giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The combining companies have different year-ends for reporting purposes.  Lawson has a fiscal year-end of May 31; whereas, Armature had a fiscal year-end of February 28.   The unaudited pro forma condensed financial statements as of and for the fiscal year-ended May 31, 2002, includes Armature’s unaudited financial statements as of and for the year-ended February 28, 2002.

The unaudited pro forma condensed combined financial statements should be read in conjunction with and are qualified by the historical financial statements of Lawson included in Lawson’s Form 10-K for the year ended May 31, 2002 filed with the Securities and Exchange Commission and the historical financial statements of Armature, included herein.

The acquisition was accounted for using the purchase method of accounting and, accordingly, the assets acquired have been recorded at their fair values as of the date of the acquisition. These amounts have been recorded based upon preliminary estimates as of that date. Adjustments to the acquired assets will be reflected as a change in goodwill. The unaudited pro forma financial data are based on the assumptions and adjustments available at the time of the filing of this Form 8-K/A, as described in the accompanying notes, which Lawson believes is reasonable and are intended for informational purposes only.  The fair value of the consideration will be allocated to the net assets acquired based upon the fair values of such net assets at the effective date of the acquisition.  The unaudited pro forma statement of operations does not purport to represent what our results of operations actually would have been if the events described above had occurred as of the dates indicated or what our results will be for any future periods. The future consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information and changes in values not currently identified.

The pro forma adjustments do not reflect any operating efficiencies and related cost savings that could result with respect to the combined companies.  The pro forma adjustments do not include any adjustments to historical revenue for any future price or product offering changes nor any adjustments to selling, marketing or any other expenses for any future operating changes.

LAWSON SOFTWARE, INC.

PRO FORMA CONDENSED COMBINED BALANCE SHEET (unaudited)

(in thousands)

May 31, 2002

			Pro Forma			Pro Forma
	Lawson (a)	Armature (b)	Adjustments			Combined
ASSETS
Current assets:
Cash and cash equivalents	$73,148	$196	$(7,823)	(c	)	$65,325
			(196)	(d	)

Marketable securities	143,000	—	—			143,000
Trade accounts receivables	100,661	3,872	(3,872)	(d	)	100,661
Deferred income taxes	19,285	—	—			19,285
Prepaid expenses and other assets	14,530	8,515	(8,515)	(d	)	14,530

Total current assets	350,624	12,583	(20,406)			342,801

Long-term marketable securities	13,719	—	—			13,719
Property and equipment, net	26,092	—	322	(c	)	26,414
Goodwill, net	26,851	—	4,428	(c	)	31,279
Other intangible assets, net	11,304	—	3,390	(c	)	14,694
Deferred income taxes	5,266	—	—			5,266
Other assets	2,612	—	—			2,612

Total assets	$436,468	$12,583	$(12,266)			$436,785

LIABILITIES, MANDATORILY REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$1,225	$4,569	$(4,569)	(d	)	$1,225
Accounts payable	20,279	916	(916)	(d	)	20,279
Accrued compensation and benefits	20,249	640	317	(c	)	20,566
			(640)	(d	)
Other accrued liabilities	18,095	7,911	(7,911)	(d	)	18,095
Income taxes payable	—	10	(10)	(d	)	—
Deferred revenue and customer deposits	86,676	22,081	(22,081)	(d	)	86,676

Total current liabilities	146,524	36,127	(35,810)			146,841
Long-term debt, less current portion	904	49,829	(49,829)	(d	)	904
Other long-term liabilities	3,182	1,769	(1,769)	(d	)	3,182

Total liabilities	150,610	87,725	(87,408)			150,927

Commitments and contingencies
Mandatorily redeemable common stock at redemption value	374	—	—			374
Stockholders’ equity (deficit):
Common stock	1,020	14	(14)	(d	)	1,020
Additional paid-in capital	298,048	1,028	(1,028)	(d	)	298,048
Treasury stock, at cost	(16,974)	—	—			(16,974)
Deferred stock-based compensation	(8,329)	—	—			(8,329)
Retained earnings	13,305	(76,553)	76,553	(d	)	13,305
Accumulated other comprehensive loss	(1,212)	369	(369)	(d	)	(1,212)
Adjustment for mandatorily redeemable common stock	(374)	—	—			(374)
Total stockholders’ equity (deficit)	285,484	(75,142)	75,142			285,484
Total liabilities, mandatorily redeemable securities and stockholders’ equity (deficit)	$436,468	$12,583	$(12,266)			$436,785

See accompanying notes to pro forma financial information

LAWSON SOFTWARE, INC.

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

Year Ended May 31, 2002

(unaudited)

(in thousands, except share and per share data)

	Year Ended May 31,
	Lawson (a)	Armature (b)	Pro Forma Adjustments			Pro Forma Combined
Revenues:

License fees	$150,243	$1,934	$—			$152,177
Services	278,093	13,135	—			291,228
Total revenues	428,336	15,069	—			443,405
Cost of revenues:
Cost of license fees	30,864	861	316	(e	)	32,041
Cost of services	153,790	8,717	—			162,507
Total cost of revenues	184,654	9,578	316			194,548
Gross profit	243,682	5,491	(316)			248,857
Operating expenses:
Research and development	66,897	7,423	—			74,320
Sales and marketing	124,630	4,951	—			129,581
General and administrative	32,083	7,917	—			40,000
Other general expenses	655	—	—			655
Restructuring charge	3,258	1,690	—			4,948
Amortization of acquired intangibles	622	—	181	(e	)	803
Total operating expenses	228,145	21,981	181			250,307

Operating income (loss)	15,537	(16,490)	(497)			(1,450)

Other income (expense):
Interest income	2,795	11	(160)	(f	)	2,646
Interest expense and exchange losses	(2,047)	(6,071)	4,900	(f	)	(3,218)
Total other income (expense)	748	(6,060)	4,740			(572)

Income (loss) before income taxes and extraordinary item	16,285	(22,550)	4,243			(2,022)
Provision (benefit) for income taxes	6,514	(245)	(7,078)	(g	)	(809)
Income (loss) before extraordinary item	9,771	(22,305)	11,321			(1,213)
Accretion on and conversion of preferred stock	(30,098)	—	—			(30,098)
Net income (loss) before extraordinary item applicable to common stockholders	$(20,327)	$(22,305)	$11,321			$(31,311)

Net loss per share applicable to common stockholders before extraordinary item (basic and diluted)	$(0.25)					$(0.39)
Shares used in computing net loss per share (basic and diluted)	79,630,406					79,630,406

See accompanying notes to pro forma financial information

LAWSON SOFTWARE, INC.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(unaudited)

(in thousands)

1. Basis of Pro Forma Presentation

      The unaudited pro forma condensed combined financial statements of Lawson have been prepared based on assumptions relating to the allocation of consideration paid to the assets and liabilities of Armature based on preliminary estimates. The actual allocation of the amount of the consideration may differ from that reflected in these unaudited pro forma condensed combined financial statements after a final valuation and other procedures have been completed.

2.  Pro Forma Adjustments

(a)          Derived from Lawson’s Form 10-K filing as of and for the year-ended May 31, 2002.

(b)         Derived from Armature’s audited financial statements as of and for the year ended February 28, 2002 contained in this filing.

(c)          To record the acquisition of Armature and the allocation of the purchase price on the basis of the fair values of the assets acquired.  The estimated acquisition costs and estimated purchase price allocation for Armature is as follows:

Estimated acquisition price:
Cash consideration paid	$7,670
Acquisition costs	153
$7,823
Accrued severance cost	317
Total	$8,140
Estimated purchase price allocation:
Tangible net assets acquired	$322
Intangible assets	3,390
Goodwill	4,428
Total	$8,140

Under Statement of Financial Accounting Standard (SFAS) No. 141, “Business Combinations,” the total purchase price was allocated to the acquired assets and liabilities based on their estimated fair values. The total purchase price was allocated to tangible assets and liabilities, and intangible assets.  Accrued severance cost represents the estimated severance related benefits for one terminated employee.  Intangible assets include acquired technology and a customer list.  The acquired technology totaling $1,582 will be amortized straight-line over five years and the customer list totaling $1,808 straight-line over ten years. Goodwill recorded as a result of the acquisition will be subject to an annual impairment test and will not be amortized in accordance with SFAS No.142, “Goodwill and Other Intangible Assets.”

(d)         To eliminate Armature assets not acquired, and liabilities not assumed.

(e)          Adjustments represent amortization of acquired intangibles of Armature based on estimated lives of five years for acquired technology and ten years for the customer list. Goodwill amortization is not recorded in accordance with the provisions of SFAS No. 142.

(f)            Adjustments represent interest income lost at a weighted-average investment rate of 2% due to the cash paid for the acquisition of Armature and the reduction in interest expense for debt not assumed.

(g)         Adjustments to income tax provision relating to adjustments (e), and (f), and to reflect the assumed utilization of Armature’s losses in Lawson’s consolidated tax provision at Lawson’s effective rate in the United Kingdom.